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EXHIBIT 4.1


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made on December 13, 2001 between iLive, Inc. (the "Company") and Gennady Levtchenko ("Consultant") and is effective on January 2, 2002.

                                 R E C I T A L S

         A. Consultant has extensive experience in the digital editing and encoding of video content and the Company seeks to benefit from Consultant's expertise by retaining Consultant as the Company's exclusive Technical Consultant pursuant to the terms of this Agreement.

         B. Consultant wishes to provide consulting services for the Company pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, the Company and Consultant agree as follows:

         1. APPOINTMENT. The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

         2. SERVICES. During the term of this Agreement, Consultant shall provide advice and consulting services to the Company with respect to matters related to the digital editing and encoding of video content, testing of the streaming content and general consulting on the development of the Company's streaming platform. In addition, upon request by the Company, Consultant shall keep the Company informed about applications, features, and specifications in the area of development of the Company's streaming content which may broaden or change from time to time as well as be available for assisting in quality control issues.

         3. COMPENSATION. As full consideration for the consulting services to be provided by Consultant during the term of this Agreement, the Company shall immediately issue to Consultant 1,050,000 shares of the Company's common stock. Consultant, in providing the foregoing services, shall be reimbursed by the Company for any pre-approved out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges.

         4. COMPETITION. Consultant represents to the Company that Consultant does not have any agreement to provide consulting services to any other party, firm, or company in the streaming media or encoding industry on matters relating to the scope of this consultancy, and will not enter into any such agreement during the term of this Agreement.

         5. CONFIDENTIALITY. Consultant acknowledges that certain information elements (the "Information Elements") provided and to be provided by the Company are or may be significantly strategically important and, therefore, constitute trade secrets for purposes of this Agreement. During the term of this Agreement and for a further period of twelve (12) months following the termination thereof, Consultant undertakes to do the following in favor of the Company, except for Information Elements which are posted on the Company's Website and those Information Elements forming part of the public domain.

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         (a) Consultant shall keep the Information Elements confidential and not disclose same;

         (b) Consultant shall take and implement all appropriate measures to preserve the confidential nature of the Information Elements;

         (c) Consultant shall not communicate, transmit, exploit or otherwise use the Information Elements whether for its own behalf or on behalf of third parties; and

         (d) Consultant shall take all appropriate measures to ensure that its partners, shareholders, directors, representatives, agents, mandataries, officers, employees and related persons maintain the confidential nature of the Information Elements for the Company's exclusive benefit.

         6. RETURN OF MATERIALS. The Consultant agrees to promptly return, following the termination of this Agreement or upon earlier request by the Company, all software, computer files, database information, and video materials in Consultant's possession supplied by the Company in conjunction with Consultant's consulting services under this Agreement or generated by Consultant in the performance of consulting services under this Agreement.

         7. TERM AND TERMINATION.

         (a) This Agreement shall be for a term of six (6) months, renewable upon reasonable terms and conditions as may be agreed upon by the Company and Consultant.

         (b) Termination of the Agreement under this paragraph shall not affect the Company's obligation to pay for services previously performed by Consultant or expenses reasonably incurred by Consultant for which Consultant is entitled to reimbursement under paragraph 3, above.

         8. MISCELLANEOUS.

         (a) This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be.

         (b) The relationship created by this Agreement shall be that of independent contractor, and Consultant shall have no authority to bind or act as agent for the Company or its employees for any purpose.

         (c) The Company will not use Consultant's name in any commercial advertisement or similar material used to promote or sell products, unless the Company obtains in advance the written consent of Consultant.


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         (d) Notice or payments given by one party to the other hereunder shall be in writing and deemed to have been properly given or paid if deposited with the United States Postal Service, registered or certified mail, addressed as follows:

                          iLive, Inc.
                          2102 Business Center Drive
                          Irvine, California  92612

                          Gennady Levtchenko
                          1685 Brill Way
                          Bullhead City, Arizona 86442

         (e) This Agreement replaces all previous agreements and the discussions relating to the subject matters hereof and constitutes the entire agreement between the Company and Consultant with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of the Company, or by any written documents unless it is signed by an officer of the Company and by Consultant.

         (f) If any term or provision of this Agreement is deemed invalid, contrary to, or prohibited under applicable laws or regulation of any jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

         (g) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and pursuant to the laws of the State of California and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of California, without regard to conflicts of law principles, shall be applicable. The parties agree to submit all litigation arising hereunder to the state or federal courts located in Orange County, California and consent to the jurisdiction and venue of such courts and further waive any objection that such courts are inconvenient forum.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first stated above.

                                      ILIVE, INC.


                                      By: /s/ Scott Henricks
                                          --------------------------------------
                                          Scott Henricks, President


                                      CONSULTANT


                                      By: /s/ Gennady Levtchenko
                                          --------------------------------------
                                          Gennady Levtchenko




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